Filed Pursuant to Rule 433

Registration No. 333-202584

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

Term Sheet to Pricing Supplement dated October 31, 2016

Summary of terms

Issuer	Canadian Imperial Bank of Commerce

Term	Approximately 36 months (autocallable annually)

Market Measure	Financial Select Sector SPDR® Fund (XLF) (the “Fund”)

Pricing Date	October 31, 2016

Issue Date	November 3, 2016

Principal Amount	$1,000 per security (100% of par)

Automatic Call

If the fund closing price of the Fund on any call date (including the final calculation day) is greater than or equal to the starting price, the securities will be automatically called for the principal amount plus the call premium applicable to that call date. See “Call Dates and Call Premiums” on page 4

Call Dates	November 3, 2017; November 5, 2018; and October 28, 2019 (the final calculation day)

Call Settlement Date	Five business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date)

Payment at Stated Maturity	See “How the payment at stated maturity is calculated” on page 4

Stated Maturity Date	November 4, 2019

Starting Price	19.74, the fund closing price of the Fund on the pricing date

Ending Price	The fund closing price of the Fund on the final calculation day

Threshold Price	17.766, 90% of the starting price

Calculation Agent	Canadian Imperial Bank of Commerce

Denominations	$1,000 and integral multiples of $1,000 in excess thereof

Agent’s Commission	2.825%; dealers, including Wells Fargo Advisors, LLC (WFA), may receive a selling concession of up to 1.75% and WFA will receive a distribution expense fee of 0.075%

CUSIP / ISIN	13605WBV2 / US13605WBV28

Investment description

•	Linked to the Financial Select Sector SPDR® Fund

•	Unlike ordinary debt securities, the securities do not pay interest at a specified rate, do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the performance of the Fund

•	If the fund closing price of the Fund on any call date is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date, you will receive the principal amount plus the call premium applicable to that call date

Call Date	Call Premium
November 3, 2017	6.80% of the principal amount
November 5, 2018	13.60% of the principal amount
October 28, 2019	20.40% of the principal amount

•	If the securities are not automatically called prior to the final calculation day, the payment at stated maturity will be based upon the fund closing price of the Fund on the final calculation day as compared to the starting price and could be greater than, equal to or less than the principal amount per security as follows:

If the price of the Fund increases:

The securities will be automatically called for the principal amount plus the call premium applicable to the final calculation day described above

If the price of the Fund decreases, but the decrease is not more than 10%:

You will be repaid the principal amount

If the price of the Fund decreases by more than 10%:

You will receive less than the principal amount and will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 10%

•	Investors may lose up to 90% of the principal amount

•	All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce, and you will have no ability to pursue the Fund or the securities held by the Fund for payment; if Canadian Imperial Bank of Commerce defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to stated maturity

The Issuer’s estimated value of the securities on the date of the accompanying pricing supplement, based on the Issuer’s internal pricing models, is $954.30 per security. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement, the accompanying prospectus supplement and prospectus.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right illustrates the potential payment on the securities for a range of hypothetical percentage changes in the fund closing price of the Fund from the pricing date to the applicable call date (including the final calculation day).

This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call date on which the securities are called; (iii) if the securities are not automatically called, the actual ending price; and (iv) whether you hold your securities to the call settlement date or stated maturity

Hypothetical returns

If the securities are automatically called:

Hypothetical Call Date on which Securities are Automatically Called	Hypothetical Payment Per Security on Related Call Settlement Date	Hypothetical Pre-Tax Total Rate of Return	Hypothetical Pre-Tax Annualized Rate of Return(1)
1st call date	$1,068.00	6.80%	6.56%
2nd call date	$1,136.00	13.60%	6.39%
3rd call date	$1,204.00	20.40%	6.28%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

If the securities are not automatically called:

Hypothetical Ending Price	Hypothetical Percentage Change From the Starting Price to the Hypothetical Ending Price	Hypothetical Payment at Stated Maturity Per Security	Hypothetical Pre-Tax Total Rate of Return	Hypothetical Pre-Tax Annualized Rate of Return(1)
$18.75	-5.00%	$1,000.00	0.00%	0.00%
$17.766	-10.00%	$1,000.00	0.00%	0.00%
$17.57	-11.00%	$990.00	-1.00%	-0.33%
$15.79	-20.00%	$900.00	-10.00%	-3.48%
$14.81	-25.00%	$850.00	-15.00%	-5.34%
$9.87	-50.00%	$600.00	-40.00%	-16.31%
$4.94	-75.00%	$350.00	-65.00%	-32.08%
$0.00	-100.00%	$100.00	-90.00%	-63.69%

(1)	Reflects the starting price of $19.74 The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon automatic call or at stated maturity and the resulting pre-tax rate of return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call date on which the securities are called; and (iii) if the securities are not automatically called, the actual ending price.

Call Dates and Call Premiums

Call Date	Call Premium	Payment per Security upon an Automatic Call
November 3, 2017	6.80%	$1,068.00
November 5, 2018	13.60%	$1,136.00
October 28, 2019	20.40%	$1,204.00

The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

How the payment at stated maturity is calculated

If the fund closing price of the Fund is less than the starting price on each of the three call dates, the securities will not be automatically called, and on the stated maturity date you will receive a payment at stated maturity per security determined as follows:

•	If the ending price is less than the starting price, but greater than or equal to the threshold price, the payment at stated maturity will be equal to $1,000

•	If the ending price is less than the threshold price, the payment at stated maturity will be equal to $1,000 minus

$1,000 ×	Threshold Price – Ending Price
Starting Price

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the Fund significantly exceeds the starting price on the applicable call date. You will not participate in any appreciation of the Fund beyond the applicable call premium. If the securities are not automatically called prior to the final calculation day and the ending price is less than the threshold price, you will receive less, and possibly 90% less, than the principal amount of your securities at stated maturity.

Financial Select Sector SPDR® Fund daily closing prices*

*The graph above sets forth the daily closing prices of the Fund for the period from January 3, 2006 to October 31, 2016. The closing price on October 31, 2016 was $19.74. From and after September 22, 2016, the Fund no longer holds the stocks of real estate management and development companies and certain real estate investment trusts. See “The Financial Select SPDR® Fund—Holdings Information” in the accompanying pricing supplement for more information. The closing prices in the graph above have been adjusted for the change in the Fund’s portfolio. The historical performance of the Fund is not an indication of the future performance of the Fund during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement, the prospectus supplement and prospectus. Please review those risk disclosures carefully.

•	If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Receive At Stated Maturity Less, And Up To 90% Less, Than The Principal Amount Of Your Securities.
•	The Potential Return On The Securities Is Limited To The Call Premium
•	You Will Be Subject To Reinvestment Risk
•	An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	Our Estimated Value Of The Securities Is Lower Than The Principal Amount Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
•	Historical Prices Of The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks In The Financial Sector.
•	The Fund May Not Be Representative Of An Investment In The Financial Sector.
•	Changes That Affect The Fund Or The Underlying Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.
•	We, Wells Fargo Securities And Our Respective Affiliates Have No Affiliation With The Sponsor Of The Fund Or The Publisher Of The Underlying Index And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.
•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.
•	A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.
•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.
•	The Amount You Receive On The Securities Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Prospectus Supplement, where “indexed notes” means notes whose value is linked to an underlying property or index, such as the fund:
•	The Issuer of a Security or Currency That Comprises an Index Could Take Actions That May Adversely Affect an Indexed Note.
•	Investors in Indexed Notes Will Have No Ownership of the Underlying Securities.
•	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to stated maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. Canadian Imperial Bank of Commerce, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to stated maturity.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

“S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“McGraw-Hill”). The securities are not sponsored, endorsed, sold, or promoted by S&P, McGraw-Hill, the Trust, or SSgA FM. S&P, McGraw-Hill, the Trust, and SSgA FM make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the Securities. S&P, McGraw-Hill, the Trust, and SSgA FM have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.